Exhibit 10.01
AGREEMENT ON THE SALE OF A BUSINESS
Between the undersigned:
Annemie Moens, advocate of Antwerp, with registered offices in 2610 Antwerpen-Wilrijk, Prins Boudewijnlaan 177-179, Belgium, acting in her capacity as receiver of the bankrupt estate of NV Soft Cell, with registered offices in 2100 Deurne, Luchthavenlei 7A, Belgium, company number 0421.890.018, appointed in terms of the judgment rendered by the Commercial Court of Antwerp on March 2nd, 2006.
Hereafter called the Seller
and
QAD Inc, company registered in terms of the laws of the State of Delaware, United States of America, listed on the Nasdaq Stock Exchange, with registered offices at 6450 Via Real, Carpinteria, California, USA and represented by Karl Lopker, CEO
acting in its own name and on its own behalf, as well as in the name and on behalf of one or more other buyers in accordance with article 5 hereafter.
hereafter called the Buyer
Hereby agree to the following:
Article 1
1.1. The Seller transfers to the Purchaser, who accepts, the assets of NV Soft Cell, which are sufficiently well known to the Buyer.
This agreement includes all movable property, as included in the inventory appended to the present agreement (excluding all goods belonging to third parties), including all intangible assets, including inter alia all intellectual property rights, whether registered or not, but specifically excludes all debt and outstanding customer claims.
Hereby are thus transferred the stock, the trading name “Soft Cell”, the equipment, the office material, the computers and other hardware, the rolling stock, IT systems, know-how, procedures, intellectual and property rights to all former and current software versions of NV Soft Cell as well as those presently being developed, all software developments of NV Soft Cell, both registered and unregistered, as well as the customer base [remark: the order portfolio is dealt with hereafter under current agreements].

1.2 With the exception of the intellectual property rights, the real transfer of property rights and delivery shall take place on the date of closing (hereafter called Closing), to be agreed upon by the Parties, but in no event later than 15 April 2006, article 4 (Risk) notwithstanding.
1.3 Regarding current agreements, the Parties agree to the following:
- Lease Agreements, Labour Agreements, etc. ...
The Seller confirms that the current leasing and/or rental agreements (in so far as is known 10 IBM laptops, IBM servers, vehicle leases or rentals) and all contracts of employment have or will be terminated at the expense of the bankrupt estate. The Seller confirms that the Buyer has no (potential) liabilities in connection with the termination of the contracts of employment through the failed company or in relation to the employment of only a part of these employees other than the strict legal obligation with regards to the recognition of the seniority of the employees employed in terms of Chapter III of CAO no 32b by the Buyer or by a company affiliated to it.
The lease agreement regarding the buildings was cancelled by the Seller as of the date of bankruptcy. In view of the explicit confirmation of the manager of the buildings, which confirmation had been communicated to the Buyer, said manager has accepted responsibility for the direct conclusion of a new lease.
For the remaining agreements, and in the event of there being additional lease or rental agreements not yet known to the receiver, the Seller shall, in application of art. 46 Faill. W., cancel all these at the expense of the bankrupt estate.
- the Development, Maintenance, License and Service Contracts (of which a list has been appended to the present agreement; with the understanding that the list in question does not feature the partners nor the entire customer base but only customers/co-contracting parties with current or expired maintenance/service contracts; it is thus possible that there are additional customers/co-contracting parties and partners that fall under the scope of this agreement): the Buyer declines to take over the existing contracts themselves with all their rights and obligations in view of the relevant commitments and uncertainties. The Buyer receives from the Seller the exclusive right to approach (part of) the co-contracting parties on the basis of its own views and interests. However, up and to the date of Closing, the Buyer has the right to request assistance from the Seller with the transfer of one or several of the aforementioned agreements, which assistance shall be given by the Seller.
The Seller shall in due time, in agreement with the Buyer and in accordance with the relevant stipulations inform the co-contracting parties and the media of the fact that the receiver no longer implements and thus terminates these agreements. If the Buyer proactively in its own name make declarations to co-contracting parties or the media, the Buyer shall keep the Seller informed of any such communications.
1.4 The Seller also hereby declares and guarantees that the transfer is carried out free from any seizure, priority right, right of lien, option, right of lease, debt, bond, first right of refusal, option, limitations of use and right, as well as any other right held by a third party.
1.5. The receiver confirms that it is willing to transfer to the Buyer, at its request, the shares held by the bankrupt company in the Czech company Soft Cell. In this regard, the Parties have agreed that the Buyer shall have the exclusive right to these shares (until April 10th, 2006) and will first carry out an investigation into the financial and administrative state of this company before taking a decision on the matter. If the shares are transferred, they shall be transferred for the symbolic amount of EUR1 (one euro). . In this regard, the Buyer shall give notification of its decision at the latest on April 10th, 2006.
1.6. Goods that belong to third parties shall not be included in the transfer: in this regard, the Buyer needs to come to an agreement with third parties on the taking over of existing leases and/or other agreements, or negotiate new agreements, e.g. the lease agreement entered into with NV Albino (details already communicated).
Given that the claims verification report was concluded on March 31, 2006, and that up and to that date third parties could invoke their reservation of title with respect to goods located at the bankrupt company and for which payment had not been made, the Buyer hereby very explicitly recognises that reservations of title may be invoked and that it will not resist the return of such goods to third parties, provided that these parties exercise their right in a legally valid manner.
Should third parties formulate claims that lead to the compulsory restitution of goods by the Buyer, such instances shall never authorise the Buyer to lodge against the receiver a claim for damages or a reduction in the agreed purchase price.
1.7 The Seller declares that to the best of its knowledge the bankrupt company is the sole entity entitled to the intellectual property rights, IT systems and software and that all intellectual property rights, IT system and software are unencumbered. To the best knowledge of the Seller, upon transfer the Buyer shall be fully entitled to the use and/or operating of the intellectual property rights, IT systems, software and licenses. Unless provided for otherwise by the transferred agreements, of which copy had been handed to the Buyer, after transfer the Buyer shall not be liable to make payment to any third parties in terms of royalties, licensing or any other fees for the use of the intellectual property rights, IT systems or software.
Article 2
On August 25, 2005, the Buyer granted a loan to the Seller, currently due, for an amount of EUR250,000. The Buyer hereby relinquishes its right to repayment of this loan.
Article 3
The business thus described is transferred for the overall price of EUR810,000 (eight hundred and ten thousand euro). The price of the intellectual property rights amounts to EUR600,000, shall be due at the signing of the present agreement and paid within 24 hours after signing of this agreement into the account of the bankrupt estate 403-4174031-97 tnv KBC Bank (IBAN BE54 4034 1740 3197 — BIC KREDBEBB). The price of goods other than the intellectual property rights amount to EUR210,000 and shall be due at the date of the property transfer on Closing, but shall already be written over by means of an advance payment for the account of the final buyer(s).
     In the event of the transfer being subject to VAT, in particular on account of a breakdown of the purchase by several business, which breakdown shall be specified by the Buyer in accordance with the stipulations of article 5, the aforementioned amount shall be increased by the due VAT amount. The Seller guarantees the Buyer and any business acting on its behalf in accordance with article 5 of this Agreement, that the Seller shall do all the necessary, including, inter alia, the drafting of documents, invoices or improved documents as well as the submission of a request for the refund by the Seller’s tax authorities, to thereby enter the sale without the application of VAT on the basis of articles 11 and 18, §3 of the VAT Code, or to enable the Buyer and any business acting on its behalf to recover undue VAT or to deduct any prepaid VAT.
Article 4
As of the date of the signing of the present agreement, the Buyer shall take over and release the Seller from all responsibility with reference to the purchased goods.
Article 5
With reference to goods other than the intellectual property rights which are hereby immediately and completely acquired by the Buyer, the Parties agree that the present agreement constitutes an agreement of principle between the Parties. At Closing, the Buyer has the right to appoint other businesses (whether or not they belong to the QAD Group or have been newly set up) which, acting on behalf of the Buyer, buy from the Seller part or all of the goods, divided up in accordance with the specifications of the Buyer, taking such goods over in accordance with the conditions of the present agreement, with the understanding that the quantities of the transferred goods shall remain the same, as set out in this agreement, as well as the agreed price, as set out in article 3 of this agreement. Failing appointment of other buyers, the Buyer shall definitively be bound by the present contract with reference to all goods, and transfer of property shall be made to the Buyer on Closing date. Should another Buyer be appointed in accordance with this article, the Seller undertakes to give its full cooperation with the drafting, in a short space of time, of the necessary contractual documents.
Article 6
The Seller acknowledges that there are no claims on the Buyer and that the Seller shall make no claims on the Buyer, implying that the Seller relinquishes claims of payment of all outstanding invoices for, inter alia, consultancy and services provided to the Buyer or any companies related to the Buyer for an amount of EUR214,285.50 (with the exception of claims for payment of the purchase price set out in Article 3).
Article 7
In the event of a dispute between the Seller and the Buyer with reference to the present agreement, the Commercial Court of the arondissement in which are located the registered offices of the bankrupt company alone shall have jurisdiction.
Drawn up in threefold, each Party acknowledging receipt of one copy, the third copy being due to the Court/Overseeing Judge.
Antwerp, March 20, 2006

/s/ A. Moens	/s/ Karl Lopker
Receiver	CEO, QAD Inc.

Seller	Buyer
APPENDICES
1. Inventory of movable property
2. List of intellectual property rights, software and IT
3. List of development, maintenance, licensing and service agreements
4. List of rolling stock